PLAINS ALL AMERICAN GP LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
May 31, 2007
Via EDGAR and Facsimile
United States Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Mail Stop 7010
Washington, D.C. 20549-7010
Attention: Ms. Carmen Moncada-Terry

Re:	Request for Acceleration of Effectiveness of Registration Statement on Form S-4 (Registration No. 333-141557) of Plains All American Pipeline, L.P., a Delaware limited partnership (the “Partnership”)
Ladies and Gentlemen:
     Pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the Partnership hereby requests that the effectiveness of its Registration Statement on Form S-4 (Registration No. 333-141557) be accelerated so that the Registration Statement will become effective on Tuesday, June 5, 2007 at 11:00 a.m., New York time, or as soon as thereafter practicable. The Partnership hereby acknowledges that:
•	should the Securities and Exchange Commission (the “Commission”) or the staff of the Commission, acting pursuant to delegated authority, declare the filing effective, it does not foreclose the Commission from taking any action with respect to the filing;

•	the action of the Commission or the staff of the Commission, acting pursuant to delegated authority, in declaring the filing effective does not relieve the Partnership from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

•	the Partnership may not assert comments of the staff of the Commission and the declaration of effectiveness as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours, PLAINS ALL AMERICAN PIPELINE, L.P.
By:	Plains AAP, L.P., its general partner

By:	Plains All American GP LLC, its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

Securities and Exchange Commission
May 31, 2007

PAA FINANCE CORP.
By:	/s/ Tim Moore
Tim Moore
Vice President

PLAINS MARKETING, L.P.
By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

PLAINS PIPELINE, L.P.
By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

PLAINS MARKETING GP INC.
By:	/s/ Tim Moore
Tim Moore
Vice President

PLAINS MARKETING CANADA LLC
By:	Plains Marketing, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

Securities and Exchange Commission
May 31, 2007

PLAINS MARKETING CANADA, L.P.
By:	PMC (Nova Scotia) Company, its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

PMC (NOVA SCOTIA) COMPANY
By:	/s/ Tim Moore
Tim Moore
Vice President

BASIN HOLDINGS GP LLC
By:	Plains Pipeline, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

BASIN PIPELINE HOLDINGS, L.P.
By:	Basin Holdings GP LLC, its general partner

By:	Plains Pipeline, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

Securities and Exchange Commission
May 31, 2007

RANCHO HOLDINGS GP LLC
By:	Plains Pipeline, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

RANCHO PIPELINE HOLDINGS, L.P.
By:	Rancho Holdings GP LLC, its general partner

By:	Plains Pipeline, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

PLAINS LPG SERVICES GP LLC
By:	Plains Marketing, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

PLAINS LPG SERVICES, L.P.
By:	Plains LPG Services GP LLC, its general partner

By:	Plains Marketing, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

Securities and Exchange Commission
May 31, 2007

LONE STAR TRUCKING, LLC
By:	Plains LPG Services, L.P., its sole member

By:	Plains LPG Services GP LLC, its general partner

By:	Plains Marketing, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

PLAINS MARKETING INTERNATIONAL GP LLC
By:	Plains Marketing, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

PLAINS MARKETING INTERNATIONAL, L.P.
By:	Plains Marketing International GP LLC, its general partner

By:	Plains Marketing, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

Securities and Exchange Commission
May 31, 2007

PLAINS LPG MARKETING, L.P.
By:	Plains LPG Services GP LLC, its general partner

By:	Plains Marketing, L.P., its sole member

By:	Plains Marketing GP Inc., its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

PACIFIC ENERGY GROUP LLC
By:	/s/ Tim Moore
Tim Moore
Vice President

PACIFIC MARKETING AND TRANSPORTATION LLC
By:	/s/ Tim Moore
Tim Moore
Vice President

PACIFIC ATLANTIC TERMINALS LLC
By:	/s/ Tim Moore
Tim Moore
Vice President

ROCKY MOUNTAIN PIPELINE SYSTEM LLC
By:	/s/ Tim Moore
Tim Moore
Vice President

Securities and Exchange Commission
May 31, 2007

RANCH PIPELINE LLC
By:	/s/ Tim Moore
Tim Moore
Vice President

PEG CANADA GP LLC
By:	/s/ Tim Moore
Tim Moore
Vice President

PEG CANADA, L.P.
By:	PEG Canada GP LLC, its general partner

By:	/s/ Tim Moore
Tim Moore
Vice President

PACIFIC ENERGY FINANCE CORPORATION
By:	/s/ Tim Moore
Tim Moore
Vice President

PACIFIC L.A. MARINE TERMINAL LLC
By:	/s/ Tim Moore
Tim Moore
Vice President

Securities and Exchange Commission
May 31, 2007

RANGELAND PIPELINE COMPANY
By:	/s/ Tim Moore
Tim Moore
Vice President

RANGELAND PIPELINE PARTNERSHIP
By:	Rangeland Pipeline Company, its managing partner

By:	/s/ Tim Moore
Tim Moore
Vice President

RANGELAND NORTHERN PIPELINE COMPANY
By:	/s/ Tim Moore
Tim Moore
Vice President

RANGELAND MARKETING COMPANY
By:	/s/ Tim Moore
Tim Moore
Vice President

AURORA PIPELINE COMPANY LTD.
By:	/s/ Tim Moore
Tim Moore
Vice President